Exhibit 99.1

electroCore Announces Third Quarter 2026 Financial Results

Third quarter 2026 net sales of $9.7 million, an increase of 12% over $8.7 million in the third quarter of 2025

Net loss of $1.3 million decreased 61% from prior year with Adjusted EBITDA net loss improving 67% from prior-year period

Company to host a conference call and webcast today, November 4, 2026, at 4:30 pm EST

ROCKAWAY, NJ, November 4, 2026 (GLOBE NEWSWIRE) — electroCore, Inc. (Nasdaq: ECOR) (“electroCore” or the “Company”), a bioelectronic technology company, today announced financial results for the third quarter ended September 30, 2026. The Company reported quarterly revenue of $9.7 million, an increase of approximately 12% year-over-year, driven by continued growth in U.S. prescription sales in the U.S. Department of Veterans Affairs (“VA”), with GAAP net loss improving by $2.0 million to $1.3 million or 61% from prior year and Adjusted EBITDA loss improving by nearly $1.4 million to $0.7 million or 67%, ahead of expectations.

“This quarter reflects the early stages of a more efficient commercial organization,” said Joshua Lev, Co-Chief Executive Officer, President, and Chief Financial Officer of electroCore. “This quarter we delivered record net sales of $9.7 million, up approximately 12% from a year ago, while spending less to do it, leading to the lowest operating loss in our history. More importantly, we have evidence that the transformation is working. We are deliberately prioritizing profitable, sustainable long-term growth over short-term results, which underpins our confidence in accelerating revenue growth and an inflection point in positive Adjusted EBITDA in 2027.”

Recent Operational Highlights

Record Top Line and Bottom Line Performance

The Company delivered record net sales of $9.7 million, up approximately 12% from a year ago, and the lowest operating loss in its history. GAAP net loss improved by $2.0 million to $1.3 million or 61% from prior year and Adjusted EBITDA loss improved by nearly $1.4 million to $0.7 million or 67%, ahead of expectations.

Veterans Affairs Channel Continues to Drive Prescription Growth

The VA continued to be the Company’s largest growth driver in the third quarter. U.S. Prescription (Rx) revenue grew approximately 25% in the third quarter and 34% in the first nine months over the same periods last year. Approximately 17,700 VA patients have received a gammaCore device, representing approximately 3.0% penetration of the estimated addressable VA headache market. Sales of the Quell product line were $1.2 million in the third quarter of 2026, growing approximately 102% and approximately 369% in the first nine months of 2026 over the comparable periods in 2025. Quell was acquired in May 2025 as part of the acquisition of NeuroMetrix, Inc. Revenue from Quell Fibromyalgia sold into the VA was approximately $1.1 million and $3.4 million for the three months and nine months ending September 30, 2026, respectively, representing approximately 111% and 391% increases over the comparable periods in 2025.

Continued Focus on Truvaga Efficiency

The Company made a deliberate shift in the quarter to de-emphasize low-return revenue in our consumer channel and continued making meaningful improvements in marketing efficiency despite a more competitive and costly advertising environment. Return on advertising spend improved 8% in third quarter 2026 over the same period in 2025, demonstrating our strategic shift in the second quarter of 2026 to allocate spending toward higher-converting audiences and channels, prioritizing efficiency over broader awareness and prospecting.

Early Signs of a More Productive Commercial Channel

The Company continues making structural changes to the commercial organization. The Company has identified and hired new sales leadership, filling out sales management in two Area Vice Presidents across the country, as well as two new Regional Sales Directors in October with a third soon to follow. We currently expect these to be the last material changes to the commercial organization as part of the Company’s executive leadership transformation, promoting greater accountability in smaller geographic territories, while supporting a more efficient cost structure.

Early signs of the newly trained representatives have been promising. Since June, the representatives we added have averaged approximately $210,000 a month in VA revenue in Q3’26, a 30% increase versus the $160,000 a month those territories produced before. Their September 2026 revenue was 62% higher than June 2026. New patient starts per account have increased to 3.4 per account by month three for the newly added 1099s due to the leadership change, as compared to 0.3 from the previously onboarded 1099s.

The distribution of new accounts and depth of new accounts is expected to support revenue diversification. In June 2026, our top 15 VA accounts made up 54% of VA revenue, decreasing to 51% in the third quarter of 2026. During the same period, our top 30 accounts made up 73% of VA revenue, decreasing to 71% in the second and third quarters of 2026, respectively.

The Company has shifted its direct sales to the VA from its federal supply schedule to sales through the distribution agreement with Lovell Government Services (“Lovell”), and beginning in August 2026, the Company implemented a change to transition all prescription product sales to the VA and Department of Defense through the Lovell distribution agreement. In June 2026, 57% of orders flowed through Lovell, and by the end of September 30, 2026, that number increased to 91% of orders. This change simplified how the Company’s products move through federal procurement is expected to reduce approximately 3% of general and administrative expense in transaction fees associated with direct sales.

Beyond the VA, the Company continued engagement within Kaiser Permanente Georgia and remains optimistic about the broader potential for Quell Fibromyalgia.

Progress Towards New Indications

In October 2026, following a meeting with the FDA at which the FDA recommended that the Company submit a 510(k) premarket notification rather than the De Novo classification request the FDA had previously recommended, the Company submitted a 510(k) premarket notification to the FDA seeking clearance of Quell for the treatment of chronic chemotherapy-induced peripheral neuropathy (“CIPN”). The submission represents the first step toward a potential new indication for Quell that, if cleared by the FDA, could open new call points for Quell and expand the Company’s presence into the oncology market.

Third Quarter 2026 Financial Results

For the three months ended September 30, 2026, electroCore reported net sales of $9.7 million compared to $8.7 million during the same period in 2025, an increase of approximately 12% over the prior year. The increase of $1.0 million was primarily driven by growth in net sales of Quell Fibromyalgia products acquired from NURO in May 2025 and Rx gammaCore, which are sold to the VA. During the remainder of 2026, the Company intends to generate the majority of its sales in the VA channel through the Company’s agreement with Lovell.

	Three months ended September 30,
Channel:	2026	2025
United States – Rx	$7,952	$6,348
General Wellness	1,044	1,686
Outside the United States	521	450
TAC-STIM	133	183
In-License / Other	40	22
Total Net Sales	$9,690	$8,689

	Nine months ended September 30,
Channel:	2026	2025
United States – Rx	$22,820	$17,051
General Wellness	3,938	3,799
Outside the United States	1,526	1,418
TAC-STIM	360	454
In-License / Other	80	67
Total Net Sales	$28,724	$22,789

Gross profit increased by $1.1 million to $8.6 million for the three months ended September 30, 2026 compared to the three months ended September 30, 2025. The increase in gross profit is attributable to the increased net sales. Gross margin increased to 88.5% from 86.0% for the three months ended September 30, 2026, compared to the three months ended September 30, 2025. The increase in gross margin was primarily due to a favorable product mix.

Research and development expense was $0.4 million in the third quarter of 2026, compared to $0.7 million in the third quarter of 2025. The decrease was primarily due to the timing of open positions, professional fees and development costs.

Selling, general and administrative expense was $9.7 million for the three months ended September 30, 2026, compared to $9.7 million in the prior year period. Sales and marketing increased $0.3 million from the prior year primarily driven by expenses that supported the $1.0 million increase in net sales.

General and administrative expense decreased $0.2 million from the prior year. The decrease was primarily attributable to a reduction in professional fees in the third quarter of 2026.

Total operating expenses in the three months ended September 30, 2026 were $10.1 million, compared to $10.4 million in the three months ended September 30, 2025.

GAAP net loss in the third quarter of 2026 was $1.3 million, compared to $3.4 million in the third quarter of 2025. The decrease in GAAP net loss was primarily attributed to higher gross profit associated with the increase in net sales, coupled with a modest decrease in total operating expenses, a gain included in Interest and other income of approximately $0.4 million related to the settlement of claims for indemnification, and $0.1 million benefit from income taxes which consisted of a favorable adjustment to our UK tax provision following a change in our transfer pricing policy. Net loss per share for the third quarter of 2026 was $0.13, compared to $0.40 in the third quarter of 2025.

Adjusted EBITDA net loss in the third quarter of 2026 was $0.7 million, compared to an Adjusted EBITDA net loss of $2.0 million in the third quarter of 2025, an improvement of approximately $1.4 million, or 67%, year-over-year.

Adjusted EBITDA net loss is a non-GAAP financial measure. See “Use of Non-GAAP Financial Measure” below for additional information and a reconciliation to GAAP net loss.

Total cash, cash equivalents, and marketable securities at September 30, 2026, was approximately $7.5 million, compared to approximately $11.6 million at December 31, 2025.

Full Year 2026 and Select 2027 Outlook

The Company is revising its full-year 2026 revenue outlook to a range of $39 million to $42 million, from its prior guidance of greater than 30% revenue growth.

The Company is also introducing preliminary 2027 revenue guidance of 30% to 40% revenue growth over full year 2026 revenue and expects to achieve its first quarter with positive Adjusted EBITDA by the end of 2027. This preliminary outlook reflects the Company’s expectations regarding the continued expansion of representatives selling both gammaCore and Quell into VA accounts, improved accountability associated with smaller territories, replicating operating leverage nationally, and potential label expansion of Quell for CIPN, which remains subject to FDA clearance. The Company expects to refine this guidance range and provide additional commentary as appropriate in the future. A reconciliation of forward-looking Adjusted EBITDA to the most directly comparable GAAP measure is not provided because the timing and magnitude of certain reconciling items cannot be reasonably predicted without unreasonable effort.

Webcast and Conference Call Information

electroCore’s management team will host a webcast and conference call today, November 4, 2026, beginning at 4:30 PM EST.

Investors interested in listening to the conference call, or webcast may dial 877-407-8835 for domestic callers or +1 201-689-8779 for international callers, using Conference ID: 13763480, or click through the following webcast link.

An archived webcast of the event will be available on the “Investors” section of the Company’s website at: www.electrocore.com.

About electroCore, Inc.

electroCore, Inc. and its subsidiaries (“electroCore” or the “Company”) is a bioelectronic technology company whose mission is to improve health and quality of life through innovative non-invasive bioelectronic technologies. The Company’s leading prescription products are gammaCore non-invasive vagus nerve stimulation, or nVNS, indicated for the treatment of primary headache conditions, and Quell Fibromyalgia. The Company also commercializes its handheld and personal-use Truvaga and TAC-STIM™ nVNS products, which utilize bioelectronic technologies to promote general wellness and human performance.

For more information, visit www.electrocore.com.

Forward-Looking Statements

This press release and other written and oral statements made by representatives of electroCore may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements about, electroCore’s business prospects and clinical and product development plans; its pipeline or potential markets for its technologies; the timing, outcome and impact of regulatory, clinical and commercial developments; business prospects around its prescription gammaCore product, general wellness Truvaga and TAC-STIM products, Quell products, and other potential new products and markets; the expansion and ramp-up of the Company’s salesforce; the ability to successfully hire, train and ramp up electroCore’s sales force and achieve expected sales productivity, the timing and outcome of the 510(k) submission; the Company’s response to FDA Form 483 correspondence; revenue guidance for the full year of 2026, a preliminary guidance range for full year 2027 revenue growth, and select Adjusted EBITDA guidance for 2027; the Company’s ability to continue as a going concern; the Company’s ability to raise additional capital; and the Company’s liquidity position, respectively, and other statements that are not historical in nature, particularly those that utilize terminology such as “anticipates,” “will,” “expects,” “believes,” “designed,” “intends,” and other words of similar meaning, derivations of such words and the use of future dates. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the ability to raise the additional funding needed to continue to pursue electroCore’s business and product development plans, the inherent uncertainties associated with developing new products or technologies, the ability to commercialize gammaCore, TAC-STIM, Truvaga, and Quell, the risk the Company may not be able to maintain its listing on the Nasdaq Capital Market, the risk that expected cost savings from the revised sales incentive compensation structure and the Lovell arrangement will not materialize, FDA regulatory matters that may affect the Quell product line, including the risk that the FDA may not clear electroCore’s pending 510(k) submission on a timely basis or at all, the risk that the FDA may not find electroCore’s response to the most recent Form 483 inspectional observations adequate, which could result in a warning letter or other regulatory action, risks associated with ongoing leadership changes, including management transitions and the ability to attract and retain key personnel, the terms of electroCore’s Loan and Security Agreement with Avenue, which require electroCore to meet certain operating covenants and place certain restrictions on its operating and financial flexibility, the risk that the terms of any new debt financing could further restrict electroCore’s ability to operate its business, electroCore’s results of operations and financial performance, the inherent uncertainty in forecasting future revenue and Adjusted EBITDA net loss, including the amount and timing of items excluded from that measure; changes to the Company’s non-GAAP financial measures or their calculation, which could affect period-to-period comparability and the timing of the Company’s achievement of positive Adjusted EBITDA, inflation and currency fluctuations, and any expectations electroCore may have with respect thereto, competition in the industry in which electroCore operates and overall economic and market conditions. Any forward-looking statements are made as of the date of this press release, and electroCore assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by law. Investors should consult all of the information set forth herein and should also refer to the risk factor disclosure set forth in the reports and other documents electroCore files with the SEC available at www.sec.gov including its Quarterly Report on Form 10-Q and Annual Report on Form 10-K.

Contact

ECOR Investor Relations

(973) 302-9253

investors@electrocore.com

ELECTROCORE, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(unaudited)

(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Net sales	$9,690	$8,689	$28,724	$22,789
Cost of goods sold	1,117	1,219	3,610	3,171
Gross profit	8,573	7,470	25,114	19,618
Operating expenses
Research and development	431	662	1,989	1,815
Selling, general and administrative	9,698	9,692	32,769	28,015
Total operating expenses	10,129	10,354	34,758	29,830
Loss from operations	(1,556)	(2,884)	(9,644)	(10,212)
Other (income) expense:
Interest and other income	(465)	(62)	(557)	(213)
Interest expense	370	208	1,009	218
Other expense	4	375	20	762
Total other expense	(91)	521	472	767
Loss before income taxes	(1,465)	(3,405)	(10,116)	(10,979)
Benefit from income taxes	126	-	447	48
Net loss	$(1,339)	$(3,405)	$(9,669)	$(10,931)
Net loss per share of common stock – Basic and Diluted	$(0.13)	$(0.40)	$(1.02)	$(1.31)
Weighted average common shares outstanding – Basic and Diluted	9,954	8,445	9,441	8,351

ELECTROCORE, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheet Information

(unaudited)

(in thousands)

	September 30, 2026	December 31, 2025
Cash and cash equivalents	$6,306	$7,035
Marketable securities	1,196	4,576
Total assets	17,258	18,667
Current liabilities	10,780	11,348
Total liabilities	19,766	20,376
Total stockholders’ deficit	(2,508)	(1,709)

Use of Non-GAAP Financial Measure

The Company is presenting Adjusted EBITDA net loss because it believes this measure is a useful indicator of its operating performance. Management uses this non-GAAP measure principally as a measure of the Company’s core operating performance and believes that this measure is useful to investors because it is frequently used by the financial community, investors, and other interested parties to evaluate companies in the Company’s industry. The Company also believes that this measure is useful to its management and investors as a measure of comparative operating performance from period to period. Additionally, the Company believes its use of non-GAAP Adjusted EBITDA net loss from operations facilitates management’s internal comparisons to historical operating results by factoring out potential differences caused by gains and charges not related to its regular, ongoing business, including, without limitation, non-cash charges and certain large and unpredictable charges such as restructuring expenses.

The Company defines Adjusted EBITDA net loss as GAAP net loss, adjusting to exclude non-operating gains/losses, depreciation and amortization, stock-based compensation expense, inventory reserve changes, accounts receivable reserve charges, non-recurring recruiting fees, severance and other related charges, legal fees associated with stockholders’ litigation and intellectual property litigation, benefit from income taxes, and non-recurring transaction charges associated with the acquisition of NURO and other business development activities, or other one-time charges. A reconciliation of GAAP net loss to non-GAAP Adjusted EBITDA net loss is provided in the financial statement table below.

Stock-based compensation is a recurring expense and an important part of the Company’s compensation and retention strategy. The Company excludes it from Adjusted EBITDA net loss because it is a non-cash charge whose amount can vary significantly from period to period based on the timing and size of awards, modifications such as accelerated vesting in connection with executive transitions, and the Company’s stock price. Management believes excluding it allows investors to compare the Company’s operating performance more consistently across periods and against peers.

	Three months ended September 30,		Nine months ended September 30,
(in thousands)	2026	2025	2026	2025
GAAP net loss	$(1,339)	$(3,405)	$(9,669)	$(10,931)
Depreciation and amortization	9	118	36	394
Stock-based compensation	617	415	2,408	1,460
Inventory reserve change	99	(98)	234	(241)
Severance and other related charges	33	-	1,517	180
Acquisition related expenses	-	501	-	874
Reserve for bad debt charge	-	-	-	548
Interest expense (income)	(95)	146	452	5
Benefit from income taxes	(126)	-	(447)	(48)
Non-recurring one-time charges	122	280	711	280
Adjusted EBITDA net loss	$(680)	$(2,043)	$(4,758)	$(7,479)

The Company’s use of a non-GAAP measure has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of its results as reported under GAAP. Some of these limitations are: (i) the non-GAAP measure does not reflect interest or tax payments that may represent a reduction in cash available; (ii) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and the non-GAAP measure does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements; (iii) the non-GAAP measure does not reflect the potentially dilutive impact of equity-based compensation; and (iv) the non-GAAP measure does not reflect changes in, or cash requirements for working capital needs; other companies, including companies in electroCore’s industry, may calculate Adjusted EBITDA net loss differently, effectively reducing its usefulness as a comparative measure.

Because of these and other limitations, you should consider the non-GAAP measure together with other GAAP-based financial performance measures, including various cash flow metrics, net loss, and other GAAP results. A reconciliation of GAAP net loss to non-GAAP Adjusted EBITDA net loss has been provided in the preceding financial statements table of this press release.